UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 14A

           Proxy Statement Pursuant to Section 14(a) of the Securities
                      Exchange Act of 1934 (Amendment No. )

Filed by the Registrant |X|
Filed by a party other than the Registrant |_|

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|_|   Preliminary proxy statement.
|_| Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
|_|   Definitive proxy statement.
|X|   Definitive additional materials.
|_|   Soliciting material under Rule 14a-12.

              SELIGMAN LASALLE INTERNATIONAL REAL ESTATE FUND, INC.
            (Name of Registrant as Specified in Registrant's Charter)


--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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[JWS Logo and name omitted]

September 19, 2008

Dear Financial Advisor:

I am writing to notify you that your clients in Seligman LaSalle International Real Estate Fund, Inc. should have received a proxy statement detailing several proposals with respect to the pending acquisition of J. & W. Seligman & Co. Incorporated, the manager of the Fund, by RiverSource Investments, LLC, a subsidiary of Ameriprise Financial, Inc.

The proxy statement seeks stockholder approval of the following proposals:

      o a new investment advisory agreement between the Fund and RiverSource;

      o a new sub-advisory agreement between RiverSource and the Fund's current sub-adviser, LaSalle Investment Management (Securities), L.P. ("LaSalle US");

      o a new delegation agreement between LaSalle US and its Netherlands-based affiliate, LaSalle Investment Management Securities B.V.; and

      o the election of ten new directors for the Fund.

A Special Meeting of Stockholders will be held on Tuesday, October 7, 2008 at which stockholders will be asked to vote on the proposals listed above, each as described in the proxy statement.

We ask that you encourage your clients to vote their proxies in favor of the proposals as soon as possible. Your clients should complete, date, sign and return their proxy card by mail, or authorize their proxy by telephone or via the Internet, or they may vote in person at the Special Meeting, as described in the proxy statement. If any of your clients need assistance voting their shares, please have them call Georgeson Inc., the Fund's proxy solicitors, at 888-679-2865.

Following the acquisition of Seligman by RiverSource and approval of the new agreements, the Fund will continue to be managed by the same investment team, and its investment objectives and policies will remain unchanged.

If you have any questions, please contact your Seligman Regional Sales Representative, or call Seligman Advisors, Inc. at 800-221-2783.

We appreciate your help, and thank you for your ongoing support.

Sincerely,

Charles W. Kadlec
Managing Director